                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported):
                                February 7, 1997


                              DLB OIL & GAS, INC.
             (Exact name of registrant as specified in its charter)

    Oklahoma                        0-26484                       73-1352899
 (State or other                  (Commission                   (IRS employer
 jurisdiction of                  file number)               identification no.)
incorporation or
 organization)

      1601 N.W. Expressway, Suite 700, Oklahoma City, Oklahoma 73118-1401
              (Address of principal executive offices)  (Zip code)

              Registrant's telephone number, including area code:
                                 (405) 848-8808

5.       OTHER EVENTS.

         On January 6, 1997, DLB Oil & Gas, Inc. ("DLB"), its wholly-owned subsidiary, Acquisition Drilling, Inc. ("ADI"), and Bonray Drilling Corporation ("Bonray"), executed a definitive Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which DLB would acquire Bonray for $30 in cash per share of Bonray common stock utilizing a cash tender offer and a subsequent statutory merger. Pursuant to the Merger Agreement, on January 10, 1997, ADI commenced a cash tender offer (the "Tender Offer") for all the outstanding common stock of Bonray for $30 per share in cash, net to the seller. The Tender Offer expired at midnight, New York City time, on February 7, 1997. Thereafter, ADI accepted for payment and paid for all 403,227 shares of Bonray common stock tendered, representing approximately 95% of the outstanding Bonray common stock. On February 11, 1997, ADI effected a statutory merger (the "Merger") with Bonray, in which Bonray was the surviving corporation, and thus acquired all the remaining Bonray common stock (20,313 shares) at a price of $30 per share in cash and without interest.

         The total amount of funds required to purchase all of the outstanding shares of common stock of Bonray and to pay fees and expenses related to the Tender Offer and Merger has been estimated to be approximately $13 million. The Tender Offer and Merger have been funded by borrowings under DLB's existing revolving credit facility with the lenders party thereto and First Union National Bank of North Carolina, as agent.

         DLB intends to continue to operate the business of Bonray substantially as it has been previously conducted. Bonray provides onshore contract drilling services to the oil and gas industry and currently owns and operates fifteen land rigs in Oklahoma.



                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        DLB OIL & GAS, INC.


                                        By: /s/ Mike Liddell
                                            -----------------------------------
                                        Name:   Mike Liddell
                                              ---------------------------------
February 13, 1997                       Title: Chief Executive Officer
                                               --------------------------------